EXHIBIT (a)(1)(vii)
Confirmation E-Mail / Letter to Employees who Elect to Participate in the Exchange Program
Dear [Option Holder Name]:
Delek US Holdings, Inc. has received your Election Form dated [mm/dd]/2009, by which you elected to have some or all of your eligible outstanding options cancelled in exchange for replacement options, subject to the terms and conditions of the Offer to Exchange Certain Outstanding Options for Replacement Options (the “Offer”), as follows:

Grant Date of Eligible Option	Exercise Price Per Share of	Shares of Common Stock Subject to
(mm/dd/yyyy)	Common Stock ($)	Eligible Option (#)

You may change your election as to some or all of your eligible options by submitting a new Election Form through the Offer website at https://delekus.equitybenefits.com (the “Offer Website”) and electing “No” to retain your Eligible Option rather than “Yes” to exchange your Eligible Option. If you are not able to submit your Election Form electronically via the Offer Website as a result of technical failures (such as the website being unavailable or the website not accepting your election) or if you do not otherwise have access to the Offer Website for any reason (including lack of access to internet services), a properly signed and completed paper Election Form must be delivered to the Option Exchange Administrator by facsimile or by hand delivery at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, facsimile number (615) 435-1271 before the expiration of the Offer at 10:00 p.m., Central Time, on June 10, 2009 (unless the Offer is extended).
The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions. We urge you to respond early to avoid any last minute problems. If you are unable to, or choose not to, submit electronically, only documents that are complete, signed and delivered by facsimile or hand delivery to the Option Exchange Administrator by the deadline will be accepted. Documents delivered by any other means including United States mail, FedEx, UPS, DHL or similar delivery service are not permitted. If you have questions, please direct them to Option Exchange Administrator, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, facsimile number (615) 435-1271, e-mail option.exchange@delekus.com.
Our receipt of your Election Form is not by itself an acceptance of the options for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Our formal acceptance of the properly tendered options is expected to take place shortly after the end of the Offer period.
This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the e-mail from Kathy Roadarmel dated May 13, 2009; (3) the Summary of the Option Exchange Program; (4) the Election Form; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; and (6) the Agreement to Terms of Election. You may access these documents on the Offer Website or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.
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EXHIBIT (a)(1)(vii)
Confirmation E-Mail / Letter to Employees who Decline Participation in the Exchange Program
Dear [Option Holder Name]:
Delek US Holdings, Inc. has received your Election Form dated [mm/dd]/2009, by which you rejected our Offer to exchange your eligible outstanding options for new options, as follows:

Grant Date of Eligible Option	Exercise Price Per Share of	Shares of Common Stock Subject to
(mm/dd/yyyy)	Common Stock ($)	Eligible Option (#)

You may change your election as to some or all of your eligible options by submitting a new Election Form through the Offer website at https://delekus.equitybenefits.com (the “Offer Website”) and electing “Yes” to exchange your Eligible Option rather than “No” to retain your Eligible Option. If you are unable to submit your Election Form electronically via the Offer Website as a result of technical failures (such as the website being unavailable or the website not accepting your election) or if you do not otherwise have access to the Offer Website for any reason (including lack of access to internet services), a properly signed and completed paper Election Form must be delivered to the Option Exchange Administrator by facsimile or by hand delivery at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, facsimile number (615) 435-1271 before the expiration of the Offer at 10:00 p.m., Central Time, on June 10, 2009 (unless the Offer is extended).
The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions. We urge you to respond early to avoid any last minute problems. If you are unable to, or choose not to, submit electronically, only documents that are complete, signed and delivered to the Option Exchange Administrator by the deadline will be accepted. Documents delivered by any other means including United States mail, FedEx, UPS, DHL or similar delivery service are not permitted. If you have questions, please direct them to Option Exchange Administrator, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, facsimile number (615) 435-1271, e-mail option.exchange@delekus.com
This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the e-mail from Kathy Roadarmel dated May 13, 2009; (3) the Summary of the Option Exchange Program; (4) the Election Form; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; and (6) the Agreement to Terms of Election. You may access these documents on the Offer Website or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

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